Exhibit 10.14

Non-Employee Director Compensation Summary

The following is a summary of the compensation program for non-employee directors of Momenta Pharmaceuticals, Inc. (the “Company”):

Stock Option Grant Upon Initial Appointment or Election

Each new non-employee director receives an option to purchase up to 33,000 shares of the Company’s common stock upon his or her initial election or appointment to the Board of Directors (the “Board”), with 1/3 of such option to vest on the first anniversary of the date of grant and an additional 8 1/3% to vest at the end of every three-month period thereafter, subject to the director’s continued service to the Company. Each option is granted pursuant to, and subject to the terms of, the Company’s incentive award plan and a stock option award agreement in substantially the form of the Company’s standard stock option agreement approved by the Board.

Annual Option and Restricted Stock Grant

Each non-employee director who served as a director in the previous year receives restricted shares of common stock of the Company and an option to purchase shares of the Company’s common stock. Each award is granted on the date of the scheduled meeting of the Board coinciding with each annual meeting of the Company’s stockholders. The number of shares subject to the option and the number of restricted shares is determined annually by the Board so that the total value of the option and restricted shares targets the 50th percentile of total value of equity grants made by the Company’s peer group to their respective directors on an individual director basis. The number of restricted shares is equal to 50% of the number of shares subject to the option.

The option vests in full on the first anniversary of the date of grant, subject to the director’s continued service to the Company. Each option is granted pursuant to, and subject to the terms of, the Company’s incentive award plan and a stock option award agreement in substantially the form of the Company’s standard stock option agreement approved by the Board.

One hundred percent of the restricted shares vest and become free from forfeiture and transfer restrictions on the first anniversary of date of grant, subject to the director’s continued service to the Company. The shares of restricted common stock are granted pursuant to, and subject to the terms of, the Company’s incentive award plan and a restricted stock award agreement in substantially the form of the Company’s standard restricted stock award agreement approved by the Board.

Payment of Retainer Fee; Reimbursement of Travel and Other Expenses

Each non-employee director is entitled to receive an annual retainer for his or her service on the Board as well as additional fees for committee service as follows:

Annual Retainer	$50,000
Non-Employee Board Chairperson	$30,000
Audit Committee Chairperson	$20,000
Audit Committee Members (other than the Chairperson)	$12,500
Compensation Committee Chairperson	$15,000
Compensation Committee Members (other than the Chairperson)	$10,000
Nominating and Corporate Governance Committee Chairperson	$12,000
Nominating and Corporate Governance Committee Members (other than the Chairperson)	$7,000
Science Committee Chairperson	$17,500
Science Committee Members (other than the Chairperson)	$12,500

Retainers are paid quarterly in arrears during the fiscal year. Non-employee directors also receive reimbursement for reasonable travel and other expenses in connection with attending meetings of the Board of Directors.

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